Exhibit 2.3

EXECUTION VERSION

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SECURITIES LAWS OF ANY STATE OR JURISDICTION IN THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONVERTED, OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED (EACH A “TRANSFER”) EXCEPT (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSFER NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (Y) TO THE EXTENT THE TRANSFER DOES NOT CONSTITUTE AND WILL NOT RESULT IN A VIOLATION OF APPLICABLE FEDERAL OR STATE SECURITIES LAWS IN THE UNITED STATES, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT (TO THE EXTENT REQUESTED BY COUNSEL OF THE COMPANY), THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE HOLDER HEREOF AGREES THAT IT WILL DELIVER, OR CAUSE TO BE DELIVERED, TO EACH PERSON TO WHOM THE SECURITIES HEREBY REPRESENTED ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 1, 2018 BY AND AMONG WESTERN ALLIANCE BANK AND THE PARTIES HERETO (THE “SUBORDINATION AGREEMENT”). THE SUBORDINATION AGREEMENT CONTAINS PROVISIONS RESTRICTING, AMONG OTHER THINGS, CERTAIN PAYMENTS AND THE EXERCISE OF CERTAIN RIGHTS AND REMEDIES BY THE PARTIES HERETO.

10% SENIOR UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Note No.: A-1 November 1, 2018

$1,000,000 Little Rock, Arkansas

FOR VALUE RECEIVED, Inuvo, Inc., a Nevada corporation (“Company”), promises to pay to CPT INVESTMENTS, LLC, a California limited liability company (“Holder”), or its registered assigns, the principal sum of ONE MILLION DOLLARS ($1,000,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this 10% Senior Unsecured Subordinated Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to the rate set forth in Section 2. Subject to Section 6, all principal, together with any then accrued and unpaid interest and any other amounts payable hereunder, shall be due and payable on the earlier of the Note Maturity Date and the Accelerated Maturity Date (each as defined below). Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

This Note is being issued pursuant to the terms and conditions contained in that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) executed by the Company and the Holder (the “Note Offering”) and in connection with that certain Agreement and Plan of Merger of even date herewith by and among the Company, ConversionPoint Technologies, Inc. (“CPT”) and other parties thereto (the “Merger Agreement”). This Note, together with the similar 10% Senior Unsecured Subordinated Convertible Promissory Notes issued pursuant to the Note Offering, including Notes that may be issued after the date of this Note, are collectively referred to herein as the “Notes.” The Company shall establish a note register containing the records of the Company regarding the issuance, registration and permitted transfers of the Notes (the “Note Register”).

1. Certain Definitions. For purposes of this Note, the following terms shall have the following respective meanings:

“Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

“Accelerated Maturity Date” means the date as of which the outstanding principal and accrued interest on this Note and all other payments payable hereunder are due and payable to the Holder pursuant to Section 5.1.

“Alternate Consideration” has the meaning set forth in Section 7.4.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are required by law to be closed for business.

“Buy-In Price” has the meaning set forth in Section 6.2(c).

“Change of Control” means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction, provided, however, that in each forgoing instance the stockholders of the Company or CPT, do not own a majority by voting power of the outstanding shares of the Subject Entities or Successor Entities. The Closing of the Merger Agreement shall not constitute a Change of Control.

“Common Stock” means the common stock, par value $0.001, per share of the Company.

“Common Stock Equivalents” shall mean Options and Convertible Securities.

“Conversion Failure” has the meaning set forth in Section 6.2(c).

“Conversion Price” has the meaning set forth in Section 6.4.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note in accordance with Section 6.

“Convertible Securities” shall mean any stock or securities (other than Options) convertible into or exchangeable for Common Stock.

“Default Interest Rate” means fifteen percent (15%) per annum.

“DTC” has the meaning set forth in Section 6.2(c).

“Eligible Market” means The New York Stock Exchange, Inc., the NYSE American, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTCQX marketplace or the OTCQB marketplace.

“Event of Default” means any of the events specified as such in Section 5.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” means the person or entity specified in the introductory paragraph of this Note or any transferee that is at the time the registered holder of this Note. The Holder or any transferee is an “accredited investor” as defined under the Securities Act.

“Insolvency or Liquidation Proceeding” means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

“Liabilities” means any indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable.

“Maximum Issuable Conversion Shares” has the meaning set forth in Section 7.7.

“Note Maturity Date” means November 1, 2021; provided, however, that in the event the Closings (as that term is defined in the Merger Agreement) occur pursuant to the Merger Agreement, the Note Maturity date shall mean the fifth (5th) day after the Closing Date (as that term is defined in the Merger Agreement).

“Options” shall mean any outstanding rights, warrants or options to subscribe (including restricted stock units) for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means the Eligible Market that is the principal securities exchange market for the Common Stock.

“Representative” means the trustee, agent or other representative for holders of all or any Senior Indebtedness, if any, designated in the indenture, agreement or other document creating, evidencing or governing such Senior Indebtedness or pursuant to which it was issued, or otherwise duly designated by the holders of such Senior Indebtedness.

“Required Holders” has the meaning set forth in Section 10.

“Senior Indebtedness” means the principal of and unpaid interest on all secured indebtedness of the Company validly incurred before or after the date of this Note in accordance with its terms (including, but not limited to obligations under the Company’s Amended and Restated Business Financing Agreement dated October 11, 2018 by and between the Company, certain of its wholly-owned subsidiaries and Western Alliance Bank) (i) for money borrowed from any bank, savings and loan or other financial institution, and is evidenced by notes, bonds, debentures or other written obligations and (ii) in connection with any renewals, replacement loans or extensions of any indebtedness described in (i) above after the date of this Note; provided, however, that the term shall not include (a) any lease financing arrangement involving the Company and (b) indebtedness which by the terms of the instrument creating or evidencing it is subordinated to or on parity with this Note.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the NYSE American (or any successor entity) from the stockholders of the Company with respect to the transactions contemplated by the Securities Purchase Agreement and this Note, including the issuance of Conversion Shares in excess of 19.99% of the issued and outstanding shares of Common Stock on November 1, 2018.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Subsidiary” means, with respect to the Company, any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

“Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders) formed by, resulting from or surviving any Change of Control or one or more Person or Persons (or, if so elected by the Required Holders) with which such Change of Control shall have been entered into.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded.

2. Interest. This Note will bear interest at a rate of ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of three hundred sixty-five (365) days. Accrued interest on this Note shall be due and payable on the Note Maturity Date or Accelerated Maturity Date (if applicable), whether by acceleration (if applicable), scheduled maturity or otherwise, unless such amounts are automatically converted into Conversion Shares pursuant to the terms set forth in Section 6. Subject to Section 6, any accrued interest on this Note that is due on or prior to the Note Maturity Date or the Accelerated Maturity Date (if applicable) shall be payable as set forth in Section 16.

3. Prepayment. At any time after the issuance of this Note, upon fifteen (15) days prior written notice to the Holder, the Company may prepay the entire amount due and owing under this Note, in which case the Company shall pay to the Holder of this Note an amount equal to the principal balance of this Note, together with any then accrued and unpaid interest on such principal balance, at a rate equal to the rate set forth in Section 2; provided, however, that: (i) any prepayment of this Note must be approved in writing by the Holders of Notes representing more than fifty percent (50%) of the aggregate principal amount of Notes then outstanding, (ii) any prepayment of this Note may only be made in connection with the prepayment of all Notes, and (iii) any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

4. Subordination. Notwithstanding anything to the contrary, the terms of this Note (including, without limitation, this Section 4) are subject in all respects to the Subordination Agreement and in the event of any conflict between the terms of this Note and the terms of the Subordination Agreement, the Subordination Agreement shall govern and control in all respects.

4.1 Note Subordinate to Senior Indebtedness.

(a) The provisions of this Section 4 apply notwithstanding anything to the contrary contained in this Note (other than as set out in clause (b) immediately below). The Company covenants and agrees, and the Holder, by such Holder’s acceptance hereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 4, the indebtedness represented by this Note and the payment of the principal of and interest on this Note are hereby expressly made subordinate and subject in right of the prior payment in full of all Senior Indebtedness. This Section 4 constitutes a continuing offer to all persons who become holders of Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder’s rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon.

(b) As required by Section 8.1, the Company shall not incur certain indebtedness (including Senior Indebtedness) without the prior written consent of the holders of Notes representing more than fifty percent (50%) of the aggregate principal amount of Notes then outstanding, and the provisions of this Section 4 shall be of no force or effect in the absence of any such prior written consent; provided, however, that this Note shall remain subject to the Subordination Agreement in all respects.

4.2 Payment Over of Proceeds Upon Dissolution, Etc.

(a) In the event of any Insolvency or Liquidation Proceeding, all Senior Indebtedness shall first be paid in full before the Holder is entitled to receive any direct or indirect payment or distribution of any cash, property or securities on account of the principal of or interest on this Note.

(b) The holders of Senior Indebtedness (or their respective Representatives) shall be entitled to receive directly, for application to the payment thereof (to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness), any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of this Note in any such Insolvency or Liquidation Proceeding.

(c) In the event that, notwithstanding the foregoing provisions of this Section 4.2, the Holder shall have received any payment from or distribution of assets of the Company in an Insolvency or Liquidation Proceeding or the estate created by the commencement of any such Insolvency or Liquidation Proceeding, of any kind or character in respect of this Note whether in cash, property or securities before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over to the holders of Senior Indebtedness remaining unpaid (or their respective Representatives), to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to the holders of such Senior Indebtedness, for application to the payment in full of such Senior Indebtedness.

4.3 Default on Senior Indebtedness.

(a) If there exists a default in the payment when due (whether at maturity or upon acceleration or mandatory repayment, or on any principal installment payment date or interest payment date, or otherwise) of any Senior Indebtedness (a “Payment Default”) and such default shall not have been cured or waived in writing by or on behalf of the requisite percentage of the holders of such Senior Indebtedness (or their Representative, if any), then any payment on account of principal of or interest on this Note which the Holder would then be entitled to receive, but for the provisions of this Section 4.3(a), shall instead be paid over to the holders of such Senior Indebtedness (or their Representative, if any) until all amounts of Senior Indebtedness then due and payable have been paid in full, prior to any direct or indirect payment by or on behalf of the Company to the Holder of any principal of or interest on this Note.

(b) The Company may not, directly or indirectly, make, and the Holder may not ask, demand, take or receive from or on behalf of the Company, any payment on account of the principal of or interest on this Note during the period (a “Deferral Period”) from the date the Company and/or the Holder receive from a holder of Senior Indebtedness a notice (a “Deferral Notice”) of:

(i) the existence of a Payment Default; or

(ii) the existence of any event of default (other than a Payment Default) under any agreement or instrument pursuant to which any Senior Indebtedness is issued, in each instance as now in effect or as hereafter from time to time modified or amended, without the necessity of any consent by or notice to the Holders (a “Specified Covenant Default”);

until the earlier of (i) the date such Payment Default or Specified Covenant Default is cured, waived in writing or otherwise ceases to exist and (ii) the one hundred eightieth (180th) day after receipt by the Company and/or by the Holder of this Note of such Deferral Notice; provided, however, that (x) only one Deferral Notice relating to the same Payment Default or Specified Covenant Default may be given, (y) no subsequent Deferral Notice may be given with respect to any Payment Default or Specified Covenant Default existing at the time an effective Deferral Notice is given and (z) if any such Deferral Notice has been given, no subsequent Deferral Notice with respect to any number of different Payment Defaults or Specified Covenant Defaults shall be effective until the later of (1) the date such subsequent Deferral Notice is received by the Company and the holders of Notes and (2) the three hundred sixty-fifth (365th) day after receipt of the then most recent prior effective Deferral Notice. So long as any Senior Indebtedness is outstanding, the Holder shall give the holders of Senior Indebtedness five (5) Business Days’ prior written notice of any proposed demand for payment or institution of proceedings with respect to this Note (which notice may be given during a Deferral Period provided that the proposed demand for payment is not to be made or the proposed proceedings are not to be instituted until the expiration of such Deferral Period).

(c) Upon termination of any Deferral Period the Company shall resume payments on account of the principal of and interest on this Note subject to the obligation of the Company and the Holder to pay over to the holders of Senior Indebtedness amounts otherwise payable on account of the principal of and interest on this Note pursuant to the provisions of, and in the circumstances specified in, this Section 4.

(d) During the first one hundred twenty (120) days of any Deferral Period, payment on account of this Note may not be accelerated unless a voluntary Insolvency or Liquidation Proceeding shall be instituted by the Company or an involuntary Insolvency or Liquidation Proceeding shall be instituted against the Company and such proceeding remains undismissed for a period of sixty (60) days. So long as any Senior Indebtedness is outstanding, the Holder shall give the holders of Senior Indebtedness five (5) Business Days’ prior written notice of any proposed acceleration with respect to this Note (which notice may be given during a Deferral Period provided that the proposed acceleration is not to be effective until the expiration of such Deferral Period).

(e) In the event that, notwithstanding the foregoing provisions of this Section 4.3, any payment shall be made by or on behalf of the Company and received by the Holder at a time after the giving of a Deferral Notice and during a Deferral Period, then such payment shall be held in trust for the benefit of and shall be immediately paid over to the holders of Senior Indebtedness remaining unpaid or their respective Representatives, for application to the payment in full of all Senior Indebtedness in accordance with its terms (after giving effect to any prior or substantially concurrent payment to the holders of such Senior Indebtedness).

4.4 Subrogation to Rights of Holders of Senior Indebtedness. After all amounts payable under or in respect of Senior Indebtedness are paid in full, the Holder shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, such Senior Indebtedness pursuant to the provisions of this Section 4 (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as this Note is so subordinate and subject in right of payment and which is entitled to like rights of subrogation), to the rights of the holders of such Senior Indebtedness (or their respective Representatives) to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness (or their respective Representatives) of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 4, and no payments over pursuant to the provisions of this Section 4 to the holders of Senior Indebtedness (or their respective Representatives) by the Company or the Holder shall, as among the Company and its creditors (other than holders of Senior Indebtedness and the Holder), be deemed to be a payment or distribution by the Company to or on account of Senior Indebtedness it being understood that the provisions of this Section 4 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holder on the other hand.

If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this Section 4 shall have been applied, pursuant to the provisions of this Section 4, to the payment of all amounts payable under the Senior Indebtedness, then and in such case, the Holder shall be entitled to receive (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinate and subject in right of payment to Senior Indebtedness to substantially the same extent as this Note is subordinate and subject in right of payment and which is entitled to like rights) from the holders of such Senior Indebtedness (or their respective Representatives) any substantially contemporaneous payments or distributions received by such holders of Senior Indebtedness (or their respective Representatives) in excess of the amount sufficient to pay in full all obligations payable under or in respect of such Senior Indebtedness.

4.5 Rights of Holders Not to Be Impaired. Nothing contained in this Section 4 or elsewhere in this Note is intended to or shall:

(a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and premium, if any, and interest on this Note as and when the same shall become due and payable in accordance with their terms; or

(b) affect the relative rights against the Company of the Holder of this Note and creditors of the Company other than the holders of Senior Indebtedness; or

(c) prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default subject to the rights, if any, under this Section 4 of the holders of Senior Indebtedness to receive payments or distributions otherwise payable or deliverable to, or received by, such holder upon the exercise of any such remedy and subject to the restriction on acceleration set forth in Section 4.3(d).

4.6 Effectuation of Subordination. If the Holder does not file a proper claim or proof of debt in the form required in any Insolvency or Liquidation Proceeding prior to thirty (30) days before the expiration of the time to file such claims or proofs, then the holders of Senior Indebtedness, or their Representatives, are hereby authorized, and shall have the right (without any duty), to file an appropriate claim for and on behalf of such holder.

4.7 No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness, or Representative thereof, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder or Representative thereof, or by any noncompliance by the Company with the terms, provisions and covenants of this Note regardless of any knowledge thereof which any such holder or Representative thereof may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness (or their Representatives, if applicable) may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination and other benefits provided in this Section 4 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following all without notice to the Holder and even if any right of reimbursement or subrogation or other right or remedy of the Holder is affected, impaired or extinguished thereby:

(a) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend or alter, the terms of any Senior Indebtedness, any security therefor or guaranty thereof or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof, or otherwise amend, renew, exchange, modify or supplement in any manner Senior Indebtedness or any instrument evidencing or guaranteeing or securing the same or any agreement under which Senior Indebtedness is outstanding;

(b) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and any order any property pledged, mortgaged or otherwise securing Senior Indebtedness or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof;

(c) settle or compromise any Senior Indebtedness or any other liability of the Company or any guarantor of the Senior Indebtedness to such holder or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, Senior Indebtedness) in any manner or order; and

(d) fail to take or to record or otherwise perfect, for any reason or for no reason, any lien or security interest securing Senior Indebtedness by whomsoever granted, exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any guarantor or any other person, elect any remedy and otherwise deal freely with the Company and any security and any guarantor of the Senior Indebtedness or any liability of the Company or any guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

4.8 Reliance on Court Orders; Evidence of Status. Upon any payment or distribution of assets of the Company referred to in Section 4.2, the Holder shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution delivered to the Holder for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

In the absence of any such receiver, trustee in bankruptcy, liquidating trustee, agent or other person, the Holder of this Note shall be entitled to rely upon a written notice by a person representing himself or herself to be a holder of Senior Indebtedness (or a Representative on behalf of such holder) as evidence that such person is a holder of Senior Indebtedness (or is such a Representative) for any relevant purpose. In the event that any holder determines in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness (or such a Representative), as to the extent to which such person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such person under this Section 4, such holder may request such person to furnish evidence to the reasonable satisfaction of such holder as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Section 4, and if such evidence is not furnished such holder may defer (without liability to any holder of Senior Indebtedness or any Representative of such holder) any payment to such person pending judicial determination as to the right of such person to receive such payment or until such time as such holder shall be otherwise satisfied as to the right of such person to receive such payment.

4.9 Not to Prevent Events of Default. The failure to make a payment on account of the principal of or interest on this Note by reason of any provision of this Section 4 shall not be construed as preventing the occurrence of a default or an Event of Default under this Note. Except as expressly provided in Section 4.3(d), nothing in this Section 4 shall affect the rights of the Holder to accelerate the maturity of this Note in accordance with its terms.

4.10 Amendments. Without the prior written consent of the holders of Senior Indebtedness, the Company and the Holder shall not (i) amend, supplement or otherwise modify any provision of this Section 4, (ii) accelerate the payment of the principal of or interest on this Note or (iii) if such amendment would have a material adverse effect on the holders of Senior Indebtedness, amend, supplement or otherwise modify any other provision of this Note.

5. Default.

5.1 Events of Default. If any of the following events (each, an “Event of Default” and collectively, “Events of Default”) shall occur:

(a) the Company shall default in the payment of any part of the principal of, or accrued and unpaid interest on, this Note;

(b) the Company shall breach or default in the performance of any covenant or warranty of the Company in this Note, and continuance of such breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Company by the Holder of this Note, a written notice specifying such breach or default and requiring it to be remedied;

(c) any Insolvency or Liquidation Proceeding occurs in respect of the Company or any of its subsidiaries;

(d) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) consecutive days; or

(e) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing;

then and in any such event the Holder of this Note may at any time (unless all defaults theretofore or thereupon shall have been remedied) at its option, by written notice to the Company, declare this Note to be due and payable, whereupon the same shall forthwith mature and become due and payable as at the date the Company receives such written notice from the Holder (with such date being referred to in this Note as the “Accelerated Maturity Date”) without presentment, demand, protest or other notice, all of which are hereby waived.

5.2 Remedies on and Notices of Default. Subject to the provisions of Section 6, in case any one or more Events of Default shall occur, the Holder may proceed to protect and enforce the rights of such Holder by a suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms or provisions hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of default under this Note, the Company will pay to the Holder such further amount as shall be sufficient to cover the reasonable cost and expense of enforcement, including, without limitation, reasonable attorneys’ fees. If the Holder shall give any notice or take any other action in respect of a claimed default, the Company shall forthwith give written notice thereof to all other holders of Notes at the time outstanding, describing the notice or action and the nature of the claimed default. No course of dealing and no delay on the part of any Holder of this Note in exercising any right shall operate as a waiver thereof or otherwise prejudice such Holder’s rights or the rights of the holder of any other Notes. No remedy conferred by this Note upon the Holder shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

5.3 Default Interest. If the Company defaults in the payment of any amounts due under this Note, then without prejudice to any other remedy available to each Holder: (i) that unpaid amount becomes a debt due to the Holder as and from the relevant date on which that amount was due; (ii) interest shall accrue on the unpaid amount (now a debt due) at the Default Interest Rate from the date on which that amount was due until the date on which it is paid to the Holder in full; and (iii) any interest charged at the Default Interest Rate must be paid by the Company to the Holder immediately on demand.

6. Conversion.

6.1 Voluntary Conversion. In the event the Merger Agreement is terminated, the Holder may, at any time before this Note has been repaid in full, upon fifteen (15) days written notice to the Company, elect to convert all or any portion of the principal amount of, and accrued and unpaid interest on, this Note outstanding into the number of Conversion Shares determined in accordance with the formula below, at the applicable Conversion Price as set forth in Section 6.4.

S = (V) ÷ (P)

where:

S
is the number of fully paid Conversion Shares to be issued;

V
is the principal amount of, and accrued and unpaid interest on, this Note; and

P
is the applicable Conversion Price calculated in accordance with Section 6.4.

6.2 Conversion Procedure in the Event of Voluntary Conversion.

(a) Each voluntary conversion of this Note shall be effected by the surrender of this Note at the principal office of the Company at any time during normal business hours, together with a written notice by the Holder stating that the Holder desires to convert the entire, or a specified increment of, principal of this Note into Common Stock. Each conversion of a Note will be deemed to have been effected as of the close of business on the date on which this Note has been surrendered and the notice has been received, and at that time, the rights of the Holder of this Note will cease and the person or persons in whose name or names any certificate or certificates for Common Stock are to be issued upon conversion will be deemed to have become the Holder or Holders of record of the shares of Common Stock represented thereby.

(b) Within two (2) Trading Days after a conversion has been effected, the Company will deliver to the converting Holder:

(i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of conversion in such name or names and such denomination or denominations as the converting Holder has specified; and

(ii) a replacement Note representing the principal amount of this Note delivered to the Company in connection with the conversion but which was not converted.

(c) If the Company shall fail, for any reason or for no reason, to issue to the Holder within two (2) Trading Days after the Company’s receipt of a notice of conversion (whether via facsimile or otherwise), a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s or its designee’s balance account with The Depository Trust Company’s (“DTC”) for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”) and if on or after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the applicable Conversion Price.

(d) The issuance of certificates for Common Stock upon conversion of this Note will be made without charge to the Holder for any tax in respect thereof or other cost incurred by the Company in connection with conversion and the related issuance of Common Stock. Upon conversion of any portion of this Note, the Company will take all actions as are necessary in order to ensure that the Common Stock issuable with respect to conversion will be validly issued, fully paid and nonassessable.

(e) The Company will not close its books against the transfer of this Note or of the shares of Common Stock issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note, and will at all times reserve for issuance the maximum number of shares of Common Stock into which this Note is convertible.

6.3 Fractional Shares; Interest. No fractional Conversion Shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional Conversion Shares to Holder upon the conversion of this Note, the Company shall pay to Holder an amount equal to the product obtained by multiplying the Conversion Price applied to effect such conversion by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full or the payment of outstanding amounts specified in this Note, the Company shall be released from all its obligations and liabilities under this Note.

6.4 Conversion Price. The conversion price (the “Conversion Price”) shall be equal to $0.44; provided, however, that in the event the Merger Agreement is terminated for any reason other than in connection with a Superior Proposal (as defined in the Merger Agreement), the Conversion Price shall be equal to $0.352.

7. Conversion Price Adjustments.

7.1 Adjustments for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holders for the additional shares of Common Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of Conversion Shares issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

7.2 Adjustments for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of Conversion Shares issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

7.3 [Intentionally Omitted].

7.4 Change of Control. If, at any time while this Note is outstanding a Change of Control occurs, then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Change of Control, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, the holder of one (1) share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Change of Control, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Change of Control, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Change of Control. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Change of Control shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Change of Control is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.4 and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Change of Control.

7.5 Notices of Record Date, Etc. In the event of:

(a) Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b) Any Change of Control; or

(c) Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the Holder at least ten (10) days prior to the earliest date specified therein, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (ii) the date on which any such Change of Control, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

7.6 Reservation of Conversion Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Conversion Shares for the purpose of effecting the conversion of this Note such number of its Conversion Shares as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued Conversion Shares shall not be sufficient to effect the conversion of the entire outstanding principal amount of, and accrued and unpaid interest on, this Note, or if such conversion would result in the issuance of greater than 19.99% of the voting power or total outstanding shares of the Company prior to the Company obtaining stockholder approval, without limitation of such other remedies as shall be available to the Holder of this Note, the Company shall immediately take all actions necessary to (i) increase its authorized but unissued Conversion Shares to such number of shares as shall be sufficient for such purposes, and/or (ii) seek approval from the Company’s stockholders to issue all Conversion Shares issuable under the Notes.

7.7 Issuance Limitations. Notwithstanding anything herein to the contrary, the Company may not issue upon conversion of this Note a number of shares of Common Stock which, when aggregated with all shares of Common Stock issued pursuant to the Notes, would exceed 19.99% of the issued and outstanding shares of Common Stock on November 1, 2018 (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Maximum Issuable Conversion Shares”), without first obtaining Shareholder Approval. Until such time as Shareholder Approval is obtained, each Holder shall be entitled to a portion of the Maximum Issuable Conversion Shares equal to the quotient obtained by dividing (x) the original principal amount of the Holder’s Note by (y) the aggregate original principal amount of all Notes issued to all Holders. In addition, the Holder acknowledges the Company may not issue, upon conversion of this Note, any number of shares of Common Stock, prior to filing an additional shares listing application with the Principal Market covering the Conversion Shares and obtaining approval of such additional shares listing application.

8. Covenants of the Company. From and after the date of the Securities Purchase Agreement and continuing so long as any of the Notes are outstanding:

8.1 Negative Covenants. The Company shall not (without the prior written approval of Holders of Notes representing more than fifty percent (50%) of the aggregate principal amount of Notes then outstanding or as otherwise permitted by this Note): (i) repurchase shares of the Company’s capital stock, or otherwise return capital to the Company’s shareholders, or otherwise undertake any reorganization or reconstruction of capital (however described) of the Company; (ii) incur any financial indebtedness against assets of the Company outside the ordinary course of the Company’s business in excess of $500,000; (iii) use assets of the Company other than in the ordinary course of the Company’s business and on ordinary commercial terms or undertake any similar arrangements other than in the ordinary course of the Company’s business and on ordinary commercial terms; (iv) take any action which constitutes or results in any material alteration to the nature of the business of the Company; or (v) incur any additional Senior Indebtedness in excess of $10,000,000.

8.2 Notices. The Company shall promptly notify the Holder of (i) the occurrence of any Event of Default of which the Company becomes aware, and (ii) entry into a definitive agreement with a third-party that may result in a Change of Control.

9. Successors and Assigns. Subject to the restrictions on transfer described in Sections 11 and 12, the rights and obligations of Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and the holders of a majority in principal amount of the Notes (the “Required Holders”).

11. Transfer of this Note or Conversion Shares. With respect to any offer, sale or other disposition of this Note or the Conversion Shares, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Holder’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification under the Securities Act or state law. Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify the Holder that the Holder may sell or otherwise dispose of this Note or the Conversion Shares, all in accordance with the terms of the notice delivered to Company; provided, however, that the ability of the Holder or any transferee of the Holder to transfer any of the Conversion Shares shall be subject to the limitations contained in the Securities Purchase Agreement. If a determination has been made pursuant to this Section 11 that the opinion of counsel for the Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Note thus transferred and each certificate representing the Conversion Shares thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Purchase Agreement and the Securities Act, as applicable, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Purchase Agreement and the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions, if permitted in accordance with this Note. Subject to the foregoing, transfers of this Note shall be registered upon the Note Register. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered Holder hereof as the owner and the Holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

12. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of the Holder.

13. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Securities Purchase Agreement or at such other address or facsimile number as the Company shall have furnished to Holder in writing. All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when faxed or emailed, upon confirmation of receipt.

14. Rank. All payments under this Note (i) shall rank pari passu with all other Notes as set forth in Section 15, (ii) shall be senior to all other indebtedness of the Company, other than Senior Indebtedness, and (iii) junior to all Senior Indebtedness.

15. Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Securities Purchase Agreement or pursuant to the terms of such Notes. In the event the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

16. Payment. Unless requested otherwise by the Holder, any payment made under this Note shall be made in lawful tender of the United States.

17. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

18. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

19. No Rights as Stockholder. This Note does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the conversion thereof. Specifically, until this Note is converted upon the terms contained herein, the Holder shall not be entitled to notice of, or the right to attend, any meeting of the stockholders of the Company, or to receive copies of any documents distributed to the Company’s stockholders (unless otherwise provided for in this Note).

20. Governing Law. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Nevada, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Note, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

INUVO, INC., a Nevada corporation By: /s/ Richard K. Howe Richard K. Howe, President and CEO